Exhibit 99.1

Oramed Announces Transformative Joint Venture to Accelerate Development and Commercialization of Oral Insulin

New Standalone Company, OraTech Pharmaceuticals Inc., to Focus on Oral Drug Delivery with Strategic Investment and Advanced Manufacturing Capabilities

•	Oramed shareholders to receive the right to a direct stake in OraTech, expected to go public on Nasdaq.

•	OraTech will have global marketing rights to Oramed’s POD™ oral protein delivery technology.

•	HTIT to invest $60 million, Oramed to invest $15 million into OraTech.

•	HTIT to provide a supply agreement for oral insulin capsules.

•	New Phase 3 trial in the U.S. with a revised protocol expected to begin this quarter.

•	OraTech to advance registration of oral insulin in the U.S. and other countries.

•	OraTech to receive royalty payments from sales of oral insulin in China, where a Marketing Authorization Application has been submitted, and commercialization preparations are underway by HTIT.

NEW YORK, February 11, 2025 – Oramed Pharmaceuticals Inc. (Nasdaq/TASE: ORMP) (“Oramed”), a clinical-stage pharmaceutical company focused on the development of oral drug delivery platforms, today announced that it has entered into definitive agreements to spin off its Protein Oral Delivery (POD™) technology into a newly formed joint venture, OraTech Pharmaceuticals Inc. (“OraTech”), with Hefei Tianhui Biotech Co., Ltd. (“HTIT”). This transaction is designed to accelerate the development and commercialization of Oramed’s ORMD-0801 oral insulin and other POD™-based innovative oral drug delivery technologies, reinforcing Oramed’s vision of revolutionizing diabetes and chronic disease treatments.

As part of the transaction, Oramed will transfer its proprietary oral insulin and POD™ technology, along with other pipeline assets, into OraTech. The definitive agreements call for Oramed shareholders to receive a majority of Oramed’s equity interest in the new entity, allowing them to directly participate in its future success. Additionally, under the agreements, Oramed and HTIT will contribute a combined $75 million in capital, some of which will be allocated for services rendered via a supply agreement. This financial backing will provide substantial resources to drive development, commercialization, and clinical advancement.

“We are excited to launch OraTech, a company that brings together Oramed’s technology and clinical development expertise with HTIT’s state-of-the-art manufacturing capabilities,” said Nadav Kidron, Chief Executive Officer of Oramed. “OraTech will be singularly focused on bringing oral insulin to market and unlocking the broader potential of oral drug delivery for additional therapeutic targets. With strong capital investment, an experienced leadership team, and world-class manufacturing support from HTIT, the company is uniquely positioned to advance its programs, including the planned reinitiation of a pivotal Phase 3 clinical trial in the United States.”

OraTech will leverage HTIT’s expertise in capsule production and cost-efficient manufacturing, ensuring a robust, reliable, and scalable supply chain to support clinical trials and commercialization efforts.

With a clear focus on development and commercialization, strong financial backing, and a pipeline poised for clinical and regulatory advancements, OraTech is potentially set to redefine diabetes care and transform the future of oral biologics and chronic disease management.

Further details on Oramed’s plans and initiatives will be provided in a shareholder letter in the coming weeks.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals (Nasdaq/TASE: ORMP) is a platform technology pioneer in the field of oral delivery solutions for drugs currently delivered via injection. The Company’s novel Protein Oral Delivery (POD™) technology is designed to protect drug integrity and increase absorption. Oramed has offices in the United States and Israel. For more information, please visit www.oramed.com.

About HTIT

Hefei Tianhui Biotechnology Co., Ltd. (HTIT) owns and operates a state-of-the-art manufacturing facility in Hefei, China. HTIT is a biotech company focused on biopharmaceutical product manufacturing and R&D with an emphasis on the oral delivery of therapeutic macromolecules.

Forward-looking statements:  This press release contains forward-looking statements, which may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions and include statements that OraTech is designed to accelerate the development and commercialization of Oramed’s ORMD-0801 oral insulin and other POD™-based innovative oral drug delivery technologies, Oramed’s vision of revolutionizing diabetes and chronic disease treatments, that Oramed will transfer its proprietary oral insulin and POD™ technology, along with other pipeline assets, into OraTech, that Oramed shareholders will receive a majority of Oramed’s holdings in OraTech, allowing them to directly participate in its future success, that Oramed and HTIT will contribute a combined $75 million in capital, the focus of OraTech, planned reinitiation of a Phase 3 clinical trial in the United States, and OraTech’s plan to redefine diabetes care and transform the future of oral biologics and chronic disease management. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties in satisfaction of closing conditions for the contemplated transactions, risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, , all of which could cause the actual results or performance of Oramed to differ materially from those contemplated in such forward-looking statements. These forward-looking statements speak only as of the date hereof. Oramed undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect actual outcomes, unless required by law.

Company Contact:

+1-844-9-ORAMED
ir@oramed.com